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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Post-Effective Amendment No. 2 to Registration Statement No. 33-24950 on Form S-4 and Registration Statement No. 333-06425 on Form S-8 of Coast Savings Financial, Inc. of our report dated January 23, 1997, relating to the consolidated statement of financial condition of Coast Savings Financial, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-K of Coast Savings Financial, Inc.

                                        /s/ KPMG Peat Marwick LLP

Los Angeles, California
March 25, 1997